EXHIBIT 99.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AGREEMENT (“Agreement”) is made and entered into as of this 16th day of July, 2007, by and between Hollywood.com, Inc., a California corporation (“Company”), and Mr. Kevin Davis, a California resident (“Employee”).
RECITALS
A.	Company is engaged in the business of operating www.hollywood.com, an entertainment focused website;

B.	Employee is experienced in, and knowledgeable concerning, one or more aspects of the business of Company and is able to render services to the Company which are of a special, unique, extraordinary and intellectual character concerning the Company’s business; and

C.	Company and Employee mutually desire to agree upon the terms of Employee’s future employment with Company and to certain obligations of such employment.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:
     1. Term and Employment Period. Company shall employ Employee, and Employee shall serve Company, on the terms and conditions set forth herein, for the period beginning on and as of August 1, 2007 (the “Effective Date”), and ending on June 30, 2012 (the “Initial Term”), unless terminated earlier in accordance with the terms of this Agreement; provided, however, that the Initial Term shall be automatically extended until December 31, 2012 if Employee opts for the modification to the bonus calculation method for the 2008 Bonus Year set forth in Section 3(b)(ii)(B) below; and provided further, that the term of this

Agreement shall be extended for additional one-year periods (each, an “Extension Term”) unless either party notifies the other party in writing at least ninety (90) days prior to the expiration of the Initial Term or any Extension Term. The Initial Term, together with any Extension Term, is collectively referred to herein as the “Term.”
     2. Duties and Responsibilities of Employee.
     (a) Title, Duties and Responsibilities. During the Term, Employee shall serve as the President and Chief Operating Officer of Company under the supervision of the Chief Executive Officer of Company (the “Supervisor”), and shall diligently and faithfully perform all duties and responsibilities as may be assigned to him from time to time by or upon the authority of Board of Directors of Company or the Supervisor, in each case consistent with his positions. Such duties shall specifically include, without limitation: (i) serving on the board of directors of Company or any subsidiary of Hollywood Media Corp., a Florida corporation and the parent company of Company (“HMC”), if so requested by Supervisor; (ii) management of the day-to-day operations of Company and Totally Hollywood TV, LLC, a wholly-owned subsidiary of HMC that operates the Hollywood.com Television cable television network (“THTV”); (iii) the duty to promptly report to the Supervisor any event or occurrence in the business of Company or THTV that would reasonably be expected to be material to such businesses or HMC; and (iv) the duty to obtain the written consent of the Supervisor prior to the entry into any contract or arrangement by or on behalf of Company, THTV or their respective businesses (A) involving any payment or series of payments by or to Company or THTV of more than $100,000, whether in one or a series of transactions, or (B) which is for a term of more than three years and is not cancelable by Company or THTV on one hundred twenty (120) days’ or less prior written notice (without penalty or payment of any kind). Employee accepts such employment upon the terms and conditions contained in this Agreement. Employee shall at all times perform his duties and responsibilities under this Agreement and conduct the business of Company and THTV in compliance with: (1) all policies and procedures of Company and HMC communicated to Employee, including but not limited to any and all employee handbooks and codes of conduct and responsibility provided to Employee, as amended from time to time, and (2) all applicable laws, rules, regulations or ordinances and in compliance with any judgments, order or decrees or other legal obligations binding on Company, THTV and/or HMC.
     (b) Required Performance. During the Term, Employee shall devote all of his working time to the performance of the services required under this Agreement and shall not engage in any other business matters, except that Employee may serve on educational, religious, civic or charitable boards or committees and/or make and attend to personal business activities (“Permitted Collateral Activities”). Employee may engage in Permitted Collateral Activities so long as: (i) none of the Permitted Collateral Activities directly or indirectly (or through any affiliated entity) competes or expects to compete with the business of Company or any other HMC Entity (as defined below) anywhere in the world; (ii) such Permitted Collateral Activities do not impair or interfere with Employee’s performance of his duties hereunder; (iii) such Permitted Collateral Activities are conducted in a manner that does not impair the business of Company, THTV or their respective employees, and do not impose any expenses or costs upon Company or any other HMC Entity; and (iv) the Permitted Collateral Activities do not involve any employees or consultants of, or utilize any assets, resources or equipment of,

Company or any other HMC Entity. For purposes of this Agreement, HMC and its subsidiaries, together with any nonconsolidated businesses of HMC, including MovieTickets.com and Netco Partners, are referred to herein as the “HMC Entities” or individually as an “HMC Entity.”
     (c) Certain Representations and Warranties. Employee represents and warrants to Company that (i) he has had the opportunity to obtain advice of counsel of his own choosing in the negotiations for and preparation of this Agreement, that he has read this Agreement, that he has had this Agreement fully explained to him by such counsel (if consulted) and that he is fully aware of its contents and legal effects, and (ii) he has no obligations to a former employer or any other third party, legal or otherwise, that are inconsistent with the terms of this Agreement or that would in any way restrict Employee from accepting employment with Company pursuant to the terms of this Agreement.
     3. Compensation.
     (a) Annual Base Salary. Employee shall be paid a base annual salary during the period he is employed hereunder at the annual rate of two hundred fifty thousand dollars ($250,000) (the “Base Salary”), with such Base Salary payable in installments consistent with Company’s normal payroll schedule, subject to applicable withholding and other taxes. Beginning on the first anniversary of the Effective Date, and on each successive anniversary of the Effective Date during the Term, Employee’s Base Salary shall be increased annually by no less than a percentage equal to the increase in the Consumer Price Index for the Los Angeles, California area as published by the United States Government during that year.

     (b) EBITDA Bonuses. In addition to the Base Salary set forth above, the Employee shall have the right to receive additional cash bonuses as follows:
          (i) 2008 EBITDA Bonus. For the one year period ended June 30, 2008 (the “2008 Bonus Year”), Employee shall be entitled to receive a cash bonus equal to the sum of the following: (A) ten percent (10%) of the first five million dollars ($5,000,000) of positive Combined EBITDA (as defined in Section 3(b)(v) below) achieved for the 2008 Bonus Year; and (B) five percent (5%) of any positive Combined EBITDA achieved for the 2008 Bonus Year in excess of five million dollars ($5,000,000); provided, that for purposes of determining the Combined EBITDA achieved for the 2008 Bonus Year, the Combined EBITDA for the first quarter of the 2008 Bonus Year shall be calculated by averaging the Combined EBITDA achieved during the months of August 2007 and September 2007 and multiplying such averaged amount by three. For illustrative purposes only, if the Combined EBITDA achieved for the 2008 Bonus Year is six million dollars ($6,000,000), then Employee would be entitled to an EBITDA bonus for the 2008 Bonus Year of five hundred fifty thousand dollars ($550,000), which is equal to (1) 10% of the first $5,000,000 of such Combined EBITDA, or $500,000, plus (2) 5% of the remaining $1,000,000 of such Combined EBITDA, or $50,000.
          (ii) Modifications to Bonus Calculation Method for 2008 Bonus Year. For the purpose of calculating the EBITDA bonus for the 2008 Bonus Year, Employee shall have the option of selecting one of the following two modifications to the calculation method set forth in Section 3(b)(i) above (in each case disregarding the proviso at the end of the first sentence in such Section 3(b)(i)): (A) Employee may choose to exclude the results of the first six months of the 2008 Bonus Year from the calculation of Combined EBITDA, in which case the Combined EBITDA achieved for the period beginning on January 1, 2008 and ending on June 30, 2008 would be doubled for purposes of determining the EBITDA bonus for the 2008 Bonus Year; and (B) Employee may choose to defer the determination of the EBITDA bonus for the 2008 Bonus Year by six months, in which case “2008 Bonus Year” shall be defined as the one year period ended December 31, 2008 and the Initial Term shall be extended by six months in accordance with Section 1 above. Employee shall provide Company with written notice of its choice of either modification to the bonus calculation method on or prior to June 30, 2008, and in the absence of any such notice the unmodified calculation method set forth in Section 3(b)(i) above shall be used.
          (iii) EBITDA Bonuses for Successive Bonus Years. For each one year period following the 2008 Bonus Year (each, a “Bonus Year”), if the Combined EBITDA achieved for such Bonus Year equals or exceeds the Combined EBITDA achieved for immediately preceding Bonus Year (the “Prior Year Combined EBITDA”), then Employee shall be entitled to receive a cash bonus equal to the sum of the following: (A) five percent (5%) of the positive Combined EBITDA achieved for such Bonus Year equal to the amount of the Prior Year Combined EBITDA; (B) ten percent (10%) of the first five million dollars ($5,000,000) of positive Combined EBITDA achieved for such Bonus Year in excess of the Prior Year Combined EBITDA; and (C) five percent (5%) of any positive Combined EBITDA achieved for such Bonus Year in excess of (1) the Prior Year Combined EBITDA plus (2) five million dollars ($5,000,000). If the Combined EBITDA achieved for such Bonus Year is less than Prior Year Combined EBITDA, then Employee shall not receive any EBITDA bonus for such Bonus Year. For illustrative purposes only, if the Combined EBITDA achieved for a Bonus

Year is seven million dollars ($7,000,000), and the Prior Year Combined EBITDA was one million five hundred thousand dollars ($1,500,000), then Employee would be entitled to an EBITDA bonus for such Bonus Year of six hundred thousand dollars ($600,000), which is equal to (1) 5% of the $1,500,000 of Combined EBITDA for such Bonus Year that is equal to the Prior Year Combined EBITDA, or $75,000, plus (2) 10% of the first $5,000,000 of Combined EBITDA for such Bonus Year in excess of the Prior Year Combined EBITDA, or $500,000, plus (3) 5% of the remaining $500,000 of Combined EBITDA for such Bonus Year, or $25,000.
          (iv) Payment of Bonuses. The EBITDA bonus payable for any Bonus Year, if earned, shall be (A) subject to applicable withholding and other taxes and (B) due and payable within ninety (90) days of the end of such Bonus Year. Notwithstanding the foregoing, for any Bonus Year after the 2008 Bonus Year, if Company determines in its sole discretion that the Combined EBITDA achieved during the first two fiscal quarters of such Bonus Year indicates that Employee will be entitled to an EBITDA bonus for such Bonus Year, Employee will be entitled to a pro-rated advance payment of such EBITDA bonus in an amount to be determined by Company; provided, however, if the final calculation of the EBITDA bonus for such fiscal year indicates that Employee is not entitled to an EBITDA bonus for such fiscal year or the amount of such EBITDA bonus is less than the amount advanced to Employee pursuant to this sentence, then the amount by which the excess advance payment exceeds the actual EBITDA bonus earned, if any, may be applied by Company to offset against any other payments due to Employee by Company under this Agreement, including, but not limited to Base Salary. It is the parties’ express intention that such offset shall not be deemed an unlawful deduction from wages under any applicable federal, state or local law. Employee further agrees to reimburse the Company for any excess advance payment of an EBITDA bonus if, for any reason, and to the extent to which, the Company cannot offset the excess advance payment from any other payments due to Employee by Company under this Agreement.
          (v) Definition of Combined EBITDA. For purposes of this Agreement, “Combined EBITDA” for any specified period means the Net Income of each of Company and THTV for such specified period plus (A) federal income taxes deducted in determining the Net Income of each of Company and THTV for that period, (B) any interest on indebtedness for borrowed money deducted in determining the Net Income of each of Company and THTV for that period, and (C) any depreciation expense and amortization expense deducted in determining the Net Income of each of Company and THTV for that period. The parties acknowledge and agree that, for purposes of calculating the Combined EBITDA hereunder: (1) with respect to any businesses or entities acquired by Company or THTV during the Term, only the annual EBITDA achieved by such businesses or entities during the twelve (12) month period beginning on the date of acquisition in excess of their annual EBITDA with respect to the twelve (12) month period immediately preceding the date of acquisition shall be included in the calculation of Combined EBITDA; (2) with respect to any minority interest in a business or entity acquired by Company or THTV during the Term, no distributions received by Company or THTV as a result of such minority interest shall be included in the calculation of Combined EBITDA until the aggregate amount of such distributions exceeds the original investment made by Company or THTV for such minority interest, after factoring in a ten percent (10%) return on investment; (3) any negative EBITDA incurred by any business started by Company or

THTV during the Term (each, a “Start-Up Business”) shall be excluded; provided, that any future positive EBITDA generated by each Start-Up Business will be excluded from the annual calculations of Combined EBITDA until such time that the aggregate amount of positive EBITDA generated by an individual Start-Up Business exceeds the aggregate amount of negative EBITDA incurred by such Start-Up Business that was previously excluded from the annual EBITDA calculations pursuant to this sentence; and (4) with respect to any business or entity sold or otherwise disposed of by Company or THTV during the Term, only the EBITDA achieved by such business or entity through the date of sale or disposition shall be included in the calculation of Combined EBITDA; provided, that the Company Fair Market Value (as defined in Section 3(c)(i) below) shall be reduced by an amount equal to the aggregate proceeds received by Company or THTV as a result of such sale or disposition minus any and all brokerage fees, finders fees, investment banker fees and other transaction costs and fees and closing costs incurred or paid by Company or THTV in connection with such sale or disposition, including but not limited to legal and accounting fees (collectively, the “Subsidiary Sale Proceeds”). Combined EBITDA shall be determined in good faith by Company’s principal accounting officer (which person currently is HMC’s Chief Accounting Officer), based upon (x) generally accepted accounting principles in the United States (“GAAP”), (y) the financial statements of Company and THTV prepared in accordance with GAAP consistent with past practice to the extent permissible and practicable (including as prepared in connection with the preparation and audit of HMC’s audited consolidated financial statements (“HMC Financial Statements”)) and (z) the HMC Financial Statements. Employee shall have the right to review any documents related to the calculation of Combined EBITDA and to receive a written explanation of how the Combined EBITDA was determined for each Bonus Year.
     (c) Other Bonuses. In addition to the annual EBITDA bonuses set forth above, Employee shall be eligible for either the Sale Bonus (as defined below) under the following Section 3(c)(i) or the Term Bonus (as defined below) under the following Section 3(c)(iv), subject to the following terms and conditions:
          (i) Bonus Upon Sale of Company. If, at any time during the Term and prior to the expiration or early termination of this Agreement, (A) Employee is then currently employed under this Agreement and (B) all or substantially all of Company’s assets (but at least assets comprising 80% or more of the book value of Company’s assets, after elimination of inter-company accounts ) or 80% of Company’s capital stock is sold to a third-party unaffiliated with Company or HMC and, as a result of such transaction, the incumbent members of the Board of Directors of the Company immediately prior to the transaction cease to constitute at least a majority of the Board of Directors of the Company following such transaction (a “Company Sale”), then Employee shall be eligible to receive a bonus (a “Sale Bonus”) equal to (1) five percent (5%) of the portion of the Net Purchase Price (as defined below) that exceeds twenty-eight million dollars ($28,000,000) less any Subsidiary Sale Proceeds (as defined in Section 3(b)(v) above) (the “Company Fair Market Value”) minus (2) any Term Bonus previously paid to Employee in accordance with Section 3(c)(iv) below, to be payable at HMC’s option and sole discretion either in cash or a proportionate share of the type of consideration rendered by buyer at closing. For purposes hereof, “Net Purchase Price” shall mean the purchase price paid to Company and/or HMC at closing for the purchase of Company or its assets less the sum of (x) any and all debt, payables or other liabilities of Company or any of its subsidiaries not assumed or acquired by purchaser at the close of such sales (in other words, all such liabilities that remain liabilities of HMC or any subsidiary of HMC following the closing of such sale), and (y) any and all brokerage fees, finders fees, investment banker fees and other transaction costs and fees and closing costs incurred or paid by HMC or any subsidiary of HMC in connection with such sale of Company or its assets, including but not limited to legal and accounting fees. It is hereby understood and agreed that neither of the following events shall be considered a “Company Sale” for purposes hereof: (I) the sale of all or substantially all of the assets or stock of HMC; or (II) the acquisition of substantial ownership or control of Company or a substantial portion of its operations by members of executive management of the Company or HMC, or an entity they control, either alone or along with participating private equity firms.
          (ii) Employment Commitment. If the Company Sale occurs while Employee is actively employed by Company, then, if requested by Company, Employee agrees to continue his employment with Company for a period of up to one (1) year following the date of the Company Sale, as determined by Company in its sole discretion, irrespective of the length of time remaining in the Term (the “Transition Period”). During the Transition Period, Employee shall continue receiving the Base Salary payable to the Employee in accordance with Section 3(a) above as well as any EBITDA bonus earned in accordance with Section 3(b) above, but will not be entitled to any Term Bonus or additional Sale Bonus in accordance with Section 3(c).

          (iii) Timing of Sale Bonus Payment.
               (A) If the Company Sale occurs while Employee is employed and Company requests that Employee continue his employment during the Transition Period, then (1) fifty percent (50%) of the Sale Bonus will be paid to Employee upon the closing of the Company Sale and (2) fifty percent (50%) of the Sale Bonus will be held in an interest bearing escrow account, with principal and interest to be paid to Employee upon the expiration of the Transition Period, subject to Employee’s prior voluntary execution of (x) a written release of any and all claims Employee may assert against Company or any other HMC Entity, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief or any other form of damages or relief (excluding claims for amounts which may be payable pursuant to this Agreement), which Release shall be prepared by Company (the “Release”) and (y) a non-competition and non-solicitation agreement in favor of Company and, with respect to the non-solicitation covenants, any HMC Entity on terms consistent with Employee’s Non-Interference and Non-Raiding covenants in this Agreement (the “Non-Competition Agreement”); provided, that Employee is not terminated for Cause or resigns without Good Reason (as defined below) prior to the expiration of the Transition Period.
               (B) If the Company Sale occurs while Employee is actively employed but Employee is not asked to continue his employment during the Transition Period, then, subject to Employee’s prior voluntary execution of the Release and the Non-Competition Agreement, one hundred (100%) of the applicable bonus payment will be paid to Employee upon the closing of the Company Sale.

          (iv) Term Bonus Upon Expiration of Employment Period. If, at the expiration of the Initial Term or the early termination of the Initial Term by the Company pursuant to Section 8 of this Agreement, (A) there has not been an early termination of the Agreement by either Company or Employee for any reason other than a termination by Company for Cause pursuant to Section 8(d) of this Agreement, and (B) Employee has not previously received a Sale Bonus in accordance with Section 3(c)(i) above, then, following Employee’s prior voluntary execution of the Release and affirmation of the Non-Interference Restriction, Employee shall be eligible to receive a bonus (the “Term Bonus”) equal to five percent (5%) of the portion of the Value Component (as defined below) that exceeds the Company Fair Market Value, to be payable in thirty-six (36) equal monthly cash payments beginning on the one month anniversary date of the expiration or early termination date of the Initial Term. For purposes hereof: (x) “Value Component” shall mean the Annualized Combined EBITDA Amount (as defined below) multiplied by thirteen (13); (y) “Annualized Combined EBITDA Amount” shall mean the Average Quarterly Combined EBITDA (as defined below) multiplied by four (4); and (z) “Average Quarterly Combined EBITDA” shall mean the aggregate amount of Combined EBITDA achieved over the seven fiscal quarters immediately preceding the last fiscal quarter of the Initial Term divided by seven (7).
     (d) Discretionary Bonuses. In addition to the bonuses set forth above, Employee shall also be entitled to receive any performance or merit bonuses as may be awarded by the Compensation Committee of the Board of Directors of HMC, in its sole discretion.
     (e) Rights of Employee. Employee acknowledges and agrees that nothing in this Agreement, including but not limited to the bonus provisions of this Section 3, shall be deemed to (i) entitle Employee to any rights as an equity holder, option holder, partner or joint venturer of Company, THTV or HMC, either at law or in equity, and the rights of Employee are limited to those expressed in this Agreement or (ii) in any way restrict the ability of HMC to make, in its sole and absolute discretion, any business decisions with respect to Company and/or THTV, including but not limited to shutting down the operations of THTV.
     4. Place of Performance. Except for required travel on Company’s or THTV’s business, Employee shall be based at Company’s offices in the Los Angeles County, California or, as HMC may from time to time determine in its sole discretion, at such other location within a thirty (30) mile radius thereof. In addition, Company agrees that it shall not move the Company’s offices in which Employee is principally based more than a twenty (20) mile radius outside of the Hollywood/Universal City California areas without the prior consent of Employee, which consent shall not be unreasonably withheld. If Company moves its offices in which Employee is principally based more than a twenty (20) mile radius outside of the Hollywood/Universal City California areas, and employee resigns his position based upon this office move outside of this agreed radius, then Employee shall be entitled to all of the compensation provided by Paragraph 8(e) (Termination Without Cause).
     5. Vacation. The Employee shall be entitled to twenty (20) days of paid vacation per year, effective immediately upon commencement of employment; provided, that a maximum of ten (10) vacation days may be taken at one time, unless otherwise approved by Supervisor.
     6. Employee Benefits. Employee shall be eligible to participate in all employee benefit plans and benefit programs of Company or HMC in effect during the Term in accordance with the terms of the employee handbook provided to Employee, as amended from time to time; provided, that Employee shall receive fully paid health care benefits for himself, his spouse and his minor children for so long as such benefits are offered to any other employee of Company or HMC. Company or HMC, as applicable, may, without notice, change, modify, amend, or terminate any employee benefit plans and benefit programs that may be in effect either on the Effective Date or as may be adopted later.
     7. Restrictive Covenants.
     (a) Restrictions During & After Employment.
          (i) Trade Secrets. Employee acknowledges and agrees that, among Employee’s duties for Company, Employee will be employed by Company in a position that will provide him access to designs, plans, information, practice improvements, developments, ideas or discoveries, whether patentable or unpatentable, that derive independent economic value from not being generally known and which afford Company or THTV with competitive advantages, and which Company and THTV take reasonable steps to protect the confidentiality thereof (collectively hereinafter referred to as “Trade Secrets”). Employee acknowledges that all Trade Secrets shall be and remain the sole and exclusive property of Company or THTV, as the case may be. Employee hereby assigns, and agrees to assign, to Company or THTV all of Employee’s right, title and interest in and to any and all Trade Secrets developed by Employee in the scope of his employment by Company. Employee further agrees to execute any and all documents that may be necessary to effectuate the provisions of this Section 7.
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          (ii) Copyrights. Employee agrees that all right, title and interest in any and all copyrights, copyright registrations and copyrightable subject matter which occur as a result of Employee’s employment with Company shall be the sole and exclusive property of Company or THTV, as the case may be, and agrees that such works comprise works made for hire. Employee hereby assigns, and agrees to assign, all right, title and interest in any and all copyrights, copyright registrations and copyrightable subject matter which occur as a result of Employee’s employment to the Company or THTV, as the case may be. Employee further agrees to execute any and all documents that may be necessary to effectuate the provisions of this Section 7.
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          (iii) Non-Raiding. Employee agrees during the Term and for a period of two (2) years immediately following termination of Employee’s employment with Company by Company for Cause or by Employee without Good Reason, Employee shall not unlawfully interfere with or disrupt the business of Company by raiding (or attempting to raid) any of the Company’s employees located anywhere within the United States. For purposes of this Section 7, raiding shall be defined as inducing any Company employee to breach any contractual arrangement he or she may have with the Company or by soliciting or inducing any employee to end his or her employment relationship with the Company by any other unlawful means;
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          (iv) Non-Interference. Employee agrees during the Term and for a period of two (2) years immediately following termination of Employee’s employment with Company by Company for Cause or by Employee without Good Reason, Employee shall not unlawfully interfere with any Company business relationship with any existing customer or client of Company by utilizing, disclosing and/or misappropriating any Proprietary Information or Trade Secrets (as defined in this Section 7) of Company or by any other unlawful means.
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          (v) Proprietary Information. Employee acknowledges and agrees that certain non-public information obtained by Employee relating or pertaining to Company or any HMC Entity’s businesses, projects, products, services, trade secrets, confidential information (including customer lists, advertiser lists, supplier lists, methods of operations and financial information), unpublished know-how (whether patented or unpatented) and other business information not easily obtainable to other persons in the trade (collectively, the “Proprietary Information”), are proprietary in nature; provided, however, there shall be excluded from the meaning of Proprietary Information any information which is or becomes generally known within the industry through some non-confidential source other than Employee or was previously known to Employee prior to his employment with Company. Employee acknowledges that the Proprietary Information shall be considered by Employee to be confidential, and Employee covenants and agrees not to publish, disclose or reveal (whether directly or indirectly) any part of the Proprietary Information to any entity or person or use the same for his own purposes or personal gain or the purposes of others, during the Term or after its termination or expiration. Upon termination (voluntary or otherwise) of Employee’s employment with Company, Employee will return to the applicable HMC Entity all things belonging to such HMC Entity, and all documents, records, notebooks and tangible articles containing or embodying any Proprietary Information, including copies thereof, then in Employee’s possession or control, whether prepared by Employee or others, will be left with the applicable HMC Entity.
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          (vi) Blue Penciling. In the event any provision of Section 7 is held by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Without in any way limiting the generality of the preceding sentence, in the event the non-raiding and non-interference covenants contained herein, in the view of a court or arbitrator asked to rule upon the issue, are deemed unenforceable by reason of temporal or geographic scope or otherwise, then the provision shall be reduced in the most limited manner possible to be deemed reasonable and enforceable (as determined by the court or arbitrator, as applicable).
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          (vii) Business Necessity. It is expressly recognized and agreed that the covenants set forth in this Section 7 are for the purposes of restricting the activities of Employee only to the extent necessary for the protection of the legitimate business interests of Company and its affiliates, and Company and Employee agree that said covenants are reasonable for that purpose and that such covenants do not and will not preclude Employee from engaging in activities sufficient for the purpose of earning a living.
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     (c) Commercially Sophisticated Parties. The parties to this Agreement are both commercially sophisticated and have each consulted with and been advised by their own independent counsel as part of the good faith negotiation and drafting of this Agreement.
     (d) Remedies. Employee acknowledges that Employee’s services are of a special, unique, unusual, extraordinary and intellectual character with regard to the development of the business of Company and that in the each and every breach or violation or threatened breach or violation by Employee of any terms and conditions of this Agreement by Employee (including but not limited to this Section 7), Company’s remedies at law may be inadequate and that Company, in addition to all other remedies available to it at law or in equity (including without limitation, specific performance of the provisions hereof), shall be entitled to seek to enjoin the commencement or continuance thereof and may, with notice to Employee, apply to any court of competent jurisdiction for entry of equitable relief, including, without limitation, an immediate restraining order or injunction without having to post any security or to prove the inadequacy of available remedies at law. Employee further agrees that Section 7 shall be enforceable by Company whether or not there is any claim of breach of any other term of this Agreement. Company may pursue any of the remedies described in this Section 7 (d) concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other of such remedies. In the event that a court of any jurisdiction holds this Agreement wholly or partially unenforceable because of the breadth of its scope or otherwise, it is the intention of Company and Employee that such a holding shall not bar or in any way affect Company’s right to relief in the course of any other jurisdiction within the scope of this Agreement.
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     8. Termination.
     (a) Death or Disability. In the event Employee dies or becomes disabled during the Employment Period, this Agreement shall terminate on the date on which death or disability occurs (except as to Base Salary and other EBITDA bonus already earned, but not yet paid), and the sole remaining obligations of Company under this Agreement shall be to pay Employee or Employee’s named beneficiary or heirs (i) any Base Salary amounts previously earned, due and owing Employee in accordance with Section 3(a) above; (ii) any EBITDA bonus that may be previously earned, due and owing as calculated in accordance with Section 3(b) above; and (iii) and Sale or Term bonus that may be previously earned, due and owing in accordance with Sections 3(c)(i) and 3(c)(iv), in each case as of the date of Employee’s disability or death. For purposes of this Agreement, Employee shall be considered “disabled” when, as the result of injury or sickness, Employee has been wholly and continuously disabled and prevented from performing Employee’s duties, with or without reasonable accommodation, for 120 consecutive days.
     (b) Voluntary Resignation by Employee Without Good Reason. Employee may voluntarily resign from his employment with Company for any reason, in the sole discretion of Employee, by written notice to Company at least thirty (30) days prior to the effective date of such resignation. The Company may waive the foregoing notice period without further payment obligation to Employee with respect to such notice period.

     (c) Voluntarily Resignation by Employee for Good Reason. Employee may voluntarily resign from his employment with Company for Good Reason by written notice to Company at least thirty (30) days prior to the effective date of such resignation. If Employee resigns for Good Reason, the restrictive covenants set forth in Section 7(a)(iii), shall not apply to Employee or control him after his resignation. “Good Reason” shall exist if:
          (i) Company is in material breach of its payment obligations under this Agreement, and said breach continues unremedied for a period of fifteen (15) days after receipt of written notice from Employee of such breach, provided, however, that Good Reason shall not exist if Employee and Company disagree, in good faith, with respect to Employee’s entitlement to, or the Company’s calculation of, any bonus which may become due under this agreement, until fifteen (15) days following the date on which the arbitrators shall have rendered an award pursuant to Section 9(g) hereof, ordering the Company to pay a specified bonus amount and such bonus amount remains unpaid in accordance with the terms of such award;
          (ii) Company becomes insolvent or seeks relief under any insolvency statute, admits its inability to pay debts as they come due, makes a general assignment for the benefits of creditors, or files or has filed against it a petition or application under any state, U.S. or foreign bankruptcy or receivership law or the like, which petition or application is not discharged within thirty (30) days;
          (iii) Company materially reduces the monetary compensation (including the salary or bonuses) provided to Employee by this agreement or materially reduces Employee’s title, duties or responsibilities (as set forth in Section 2 (a)) and fails to cure the breach(es) after thirty (30) days written notice by Employee to Company.

     (d) Termination by the Company for Cause. Company may terminate Employee’s employment and all of Company’s obligations hereunder for Cause (as defined below), by written notice to Employee particularizing the conduct constituting the Cause. In the event Company invokes its right as described in this Section 8(c), and Employee challenges Company’s interpretation of the definition of Cause, then such dispute shall be settled by binding arbitration in accordance with Section 9 (g) below. For purposes of this Agreement, “Cause” shall be defined as:
          (i) willful misconduct or intentional failure to perform material duties that remains uncured (if curable), following fifteen (15) days written notice by the Company particularizing the misconduct or failure to perform;
          (ii) a breach of fiduciary duties that remains uncured (if curable), following fifteen (15) days written notice by the Company particularizing the breach; or
          (iii) if Employee (A) commits any acts of dishonesty, fraud, material misrepresentation or an act of moral turpitude resulting in harm to Company or any HMC Entity, (B) knowingly and intentionally engages in any conduct that gives rise to material liability ($100,000 or more) of Company or any HMC Entity under applicable laws, including, but not limited to, laws relating to discrimination and harassment in employment, unless pursuant to an express instruction or express approval from Board of Directors of Company or the Chief Executive Officer of HMC, or staff counsel for HMC or the Company or their appointed agents, or (C) knowingly and intentionally engages in conduct foreseeably likely to be materially detrimental to the business, reputation, character or standing of Company or any HMC Entity. In the event Company terminates this Agreement for Cause pursuant to this Section 8(d) or by reason of disability or death of Employee in accordance with Section 8(a) above, or in the event the Employee voluntarily resigns from the employment of Company without Good Reason in accordance with Section 8(b) above, Company shall no longer be obligated to make any further Base Salary, bonus or other payments to Employee except insofar as they have been previously earned, but remain unpaid, as of the date Employee’s employment terminates. Other than as expressly set forth hereinabove, upon any such termination or resignation, Employee shall cease to have any future rights under this Agreement, including but not limited to Section 3 herein.
     (e) Other. Company may terminate Employee’s employment for reasons other than for Cause, in the sole discretion of Company by written notice to the Employee, effective immediately, or upon such other date as may be specified by the Company in the notice. In the event that this Agreement is terminated by Company, other than for Cause, death or disability; or terminated by the Employee, for Good Reason; following Employee’s prior voluntary execution of a Release, Company shall be obligated to pay Employee (which, in addition to any earned but unpaid Base Salary, as of the date Employee’s employment terminates, shall constitute Company’s sole obligation hereunder):
          (i) any EBITDA bonus that may be due and owing as calculated in accordance with Section 3(b) above with respect to any Bonus Year preceding the effective date of such termination; and

          (ii) any EBITDA bonus that may be due and owing as calculated in accordance with Section 3(b) above and pro-rated to the termination date with respect to the year in which the termination occurs; and
          (iii) a cash payment equal to either (A) the greater of (1) the Base Salary described in Section 3 above for the remainder of the calendar year in which such termination occurred or (2) one hundred twenty-five thousand dollars ($125,000); and
          (iv) at Employee’s election, either the Sale Bonus if the termination occurs within six (6) months of a Sale Transaction, as defined in Section 10(b) below, or the Term Bonus set forth in Section 3(c) above, but not both, if payment of either bonus is triggered in accordance with the terms thereof. Other than as expressly set forth hereinabove, upon any such termination, Employee shall cease to have any further rights under this Agreement.
     9. General.
     (a) Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested or when sent by overnight delivery service, obtained signature for delivery or by facsimile upon confirmation of successful transmission of the facsimile.

if to Employee at:	Kevin Davis
22719 Town Crier Road
Calabasas, CA 91302
Facsimile No.: (818) 222-0237

and if to Company at:	Hollywood.com, Inc.
2255 Glades Road, Suite 221A
Boca Raton, FL 33431
Attention: Mitchell Rubenstein, Chief Executive Officer
Facsimile No.: (561) 998-2974

with a copy to:	Hollywood.com, Inc.
2255 Glades Road, Suite 221A
Boca Raton, FL 33431
Attention: James M. Moakley, Associate General Counsel
Facsimile No.: (561) 998-2974

and a copy to:	Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Lawrence J. Baer
Facsimile No.: (212) 310-8007
     (b) Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, including any person with which the Company may merge, consolidate or transfer all or substantially all of its assets. Insofar as the Employee is concerned, this Agreement, being personal, cannot be assigned.
     (c) Governing Law. The performance by the parties and the validity, construction and enforcement of this Agreement by any court or arbitrator shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
     (d) Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement
     (e) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.
     (f) Amendment. This Agreement may not be amended, modified, superseded, canceled, renewed or extended other than by written instrument executed by both of the parties hereto, or in the case of waiver, by the party waiving compliance.

     (g) Dispute Resolution Procedures.
          (i) Compulsory Mediation. Either party to this Agreement may demand in writing that the other party shall participate in a mediation prior to the adjudication or arbitration of any dispute. The mediation shall be conducted by a neutral mediator selected by written agreement of the parties or, if written agreement cannot be achieved in ten (10) days, then by JAMS (or such other recognized neutral mediation service if JAMS is not available). The mediation shall not last longer than eight (8) hours unless the parties agree to continue the mediation in excess of this limitation. The Company shall pay the cost of the mediator’s fees. The mediation shall be completed within thirty (30) days of any party’s written request for mediation. This mediation provision can be waived by the express written agreement of both parties. However, if one party demands mediation pursuant to this provision, and the other party refuses to timely participate in the mediation, then the party refusing to comply with this provision only shall be subject to an award of attorney’s fees against the refusing party if the requesting party is determined to be the prevailing party by any arbitrator or court.
          (ii) Binding Arbitration. Except as otherwise provided in Sections 7(d) and 9(g)(i) hereof, Employee and Company each agree that any and all disputes and claims arising out of or related to Employee’s employment by Company or the termination thereof, shall be submitted to binding arbitration in San Francisco, California. EMPLOYEE AND COMPANY HEREBY ACKNOWLEDGE, UNDERSTAND AND AGREE THAT, IN AGREEING TO SUBMIT SUCH DISPUTES AND/OR CLAIMS TO ARBITRATION, EACH OF EMPLOYEE AND COMPANY GIVE UP THE RIGHT TO HAVE THE DISPUTE(S) OR

CLAIMS(S) HEARD IN A COURT OF LAW BY A JUDGE OR JURY AND THEIR RIGHTS TO APPEAL ANY DECISION. However, nothing herein shall in any way limit either Employee’s or Company’s statutory rights and/or remedies, all of which are reserved and may be alleged in the arbitration process and nothing herein shall in any way limit Company’s rights under Section 8 hereof. Moreover, nothing herein shall restrict any resort to any statutory agency charged with enforcing any of Employee’s or Company’s statutory rights and/or remedies. By signing this Agreement, Employee understands that Employee may not have a jury decide any dispute or claim, but that any such dispute or claim shall be decided only by the arbitrators, and that all rights to appeal that decision will be waived.
          (iii) Binding Arbitration Procedures. The arbitration shall be conducted pursuant to the then-existing model employment dispute rules (“Rules”) of the American Arbitration Association (“AAA”) before three (3) arbitrators to be selected pursuant to the then-existing Rules. The Company shall bear all of the arbitrators’ and administrative fees and costs. The arbitration shall be concluded within no more than ten (10) hearing days consisting of eight (8) hours per day. Not later than thirty (30) days following the conclusion of the arbitration, the arbitrators shall issue a written decision, including the arbitrators’ written findings and conclusions upon which any award is based. The arbitrators may award any appropriate relief, including an award for damages, specific performance or other equitable relief, but the arbitrators may not award any punitive or exemplary damages. Any such award shall be final and binding on the parties thereto, and may be entered in any court having competent jurisdiction. The parties shall each bear their own attorney’s fees and costs relative to any such arbitration, unless a statutory remedy provides the award of attorney’s fees to the prevailing party.

     (h) Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or waiver of the breach of any other term or covenant contained in this Agreement.
     (i) Agents for Company for this Agreement. The parties agree that Employee shall not and is not permitted to take any action or make any decision for or on behalf of or in the name of Company with respect to Company’s exercise of its rights under or with respect to this Agreement.
     (j) Severability. Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions.
     (k) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile signature shall be deemed an original for purposes of evidencing execution of the Agreement.
     (l) Construction. Both parties have agreed in drafting of this Agreement and, relative to the dispute over the interpretation of this Agreement, it shall not be construed against either party. Both parties have relied upon their own legal counsel in the drafting and execution of this Agreement and neither party’s attorney has provided any advice to the other party, nor has the other party relied upon an opposing party’s attorney.

     (m) SEC Filing. Employee acknowledges that HMC may file this Agreement as part of its filing requirements with the U.S. Securities and Exchange Commission, and Employee consents to such filing as determined and made by HMC in its sole discretion.
     10. Sale of the Company.
     (a) Continuation of Agreement in a Sale. Nothing in this Agreement shall preclude or impair Company from (i) consolidating or merging into or with another entity, or (ii) transferring all or any substantial portion of its assets (which may include this Agreement) to another person or entity which assumes this Agreement and the obligations of Company hereunder in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term “Company” as used herein shall mean such surviving or consolidated entity or such assignee, as the case may be, the term “HMC” as used herein shall mean the parent entity of such surviving or consolidated entity or assignee, if applicable, and this Agreement shall continue in full force and effect, except that:
(A) upon and following any such event, HMC and other HMC Entities shall continue to be protected from Employee’s activities under Section 7 of this Agreement; and
(B) upon and following such assignment and assumption of this Agreement in the case of asset transfer, the party which is the “Company” hereunder as of the time immediately prior to the closing of such transaction (the “Prior Company”) shall have no obligations under this Agreement other than: (1) the payment of

Base Salary through the period ending on the date of closing of the asset transfer, and (2) payment of the Sale Bonus if one is due in respect of such transaction (and the assignee (the “New Company”) will not be obligated to pay such Sale Bonus unless the New Company also expressly assumes the obligation to pay such Sale Bonus, in which event the New Company, but not the Prior Company shall be obligated to pay the Sale Bonus).
(C) Notwithstanding the foregoing, if any transaction contemplated by this Section 10(a) constitutes a “Company Sale” under Section 3(c)(i) hereof, and the Employee is paid a Sale Bonus in accordance with the terms of Section 3(c)(i) hereof, the Employee acknowledges and agrees that he shall not be entitled to a Term Bonus (or another Sale Bonus) under this Agreement notwithstanding that the Agreement continues in effect after any such transaction that constitutes a “Company Sale” under Section 3(c)(i) hereof.
     (b) Termination of Agreement in a Sale. Notwithstanding anything to the contrary in this Agreement, in the event of the closing of a transaction (a “Sale Transaction”) in which Company or its business is acquired by a person or entity not previously affiliated with Company or HMC, including any transaction in which: (i) Company is merged or consolidated with another entity, (ii) 80% or more of Company’s assets are purchased, or (iii) more than 80% of Company’s capital stock (or more than 80% of the voting power of such capital stock) is acquired, then the entity which is the “Company” hereunder as of the time immediately preceding the Sale Transaction shall have the right to terminate this Agreement effective as of the time immediately preceding the closing of the Sale Transaction, by giving written notice to the Employee not less than 15 days prior to the closing of the Sale Transaction (but such termination shall be effective only if the closing occurs). If such notice is given and the closing of the Sale Transaction and such termination of this Agreement occurs, then (A) such termination shall constitute a termination without “Cause” to which Section 8(e) applies (and the Employee shall accordingly receive the amounts payable under Section 8(e)), (B) such Sale Transaction shall constitute a “Company Sale” under Section 3(c)(i) hereof and the Employee shall be paid the Sale Bonus due thereunder and (C) the Term Bonus shall not be payable in respect of such transaction or termination notwithstanding Section 3(c)(ii), Employee’s right to elect a Term Bonus set forth in Section 8(e)(iv), or any other provision hereof to the contrary.
     (c) Nothing in this Agreement nor the existence hereof shall restrict or prohibit (i) the ability of Company to sell, assign, mortgage, pledge or hypothecate any of its assets, nor (ii) the ability of any holder of Company’s capital stock or other securities or debt to sell, assign, mortgage, pledge or hypothecate any of such rights or assets.
[Signatures to follow.]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

HOLLYWOOD.COM, INC.
/s/ Mitchell Rubenstein
Name:	Mitchell Rubenstein
Title:	Chief Executive Officer

THE EMPLOYEE:
/s/ Kevin Davis
Kevin Davis